EXHIBIT 10.1

                       ASSUMPTION, PAYMENT AGREEMENT AND
                     AMENDED AND RESTATED ROYALTY AGREEMENT

This Assumption, Payment Agreement and Amended and Restated Royalty Agreement ("this Assumption and Agreement") is entered into as of January 25, 1996, by and between Robert C. Smallwood, individually ("Smallwood"), and American Compact Lighting, L.L.C., a Virginia limited liability company. Hereinafter, "ACL" shall refer to American Compact Lighting, L.L.C., its successor, or its permitted assign, as the case may be. Smallwood and ACL are referred to hereinafter as, individually, "Party" and, collectively, "Parties."

                               W I T N E S S E T H

      WHEREAS, ACL and Small wood entered into a Royalty Agreement, dated July 15, 1994 (the "Royalty Agreement"), under which ACL agreed to provide Smallwood with a certain royalty in return for the consideration described in an Assignment, dated January 10, 1994, executed by Smallwood (the "Assignment") to ACL of certain rights of Smallwood in the field of electronic ballasts; and

      WHEREAS, ACL owed W. Gray Price, IV ("Price") the sum of $212,000.00 and Timothy E. Walsh ("Walsh") the sum $73,000.00 for monies loaned to ACL by price and Walsh; and

      WHEREAS, in connection with two promissory notes executed by Smallwood on December 28, 1995, Smallwood assumed ACL's obligation to pay such sums to Price and Walsh in consideration of ACL's willingness to amend and restate the Royalty Agreement; and

      WHEREAS, the Parties desire to amend and restate the Royalty Agreement to reflect Smallwood's assumption of the above stated obligations of ACL and the royalty to be paid Smallwood.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

      1. Smallwood hereby confirms his assumption of the obligation of ACL to pay Price the sum of $212,000.00 and Walsh the sum of $73,000.00 and has contemporaneously with his execution of this Assumption and Agreement executed the promissory notes (the "Notes") attached as Exhibit A hereto, replacing the promissory notes, dated December 28, 1995.

      2. (a) In consideration for the rights, title and interests assigned to ACL under the Assignment and Smallwood's obligations to pay Price and Walsh as set forth in Paragraph 1, above, ACL hereby reaffirms its prior obligations and agrees to pay Smallwood a royalty (the


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"Royalty") of five percent (5.00%) on all Royalty Revenue (as defined in
Paragraph 6 below) received by ACL during the Royalty Term (as defined in
Section 7 below) until such time as Smallwood receives from ACL a total payment of $585,000 from ACL's Available Funds, pursuant to clauses (a) and (c) of Paragraph 3, below, or from any other source in ACL's sole and absolute discretion. If Smallwood has received from ACL an aggregate of $585,000 from ACL's Available Funds, pursuant to clauses (a) and (c) of Paragraph 3, below, or from any other source in ACL's sole and absolute discretion, the Royalty due Smallwood pursuant to the immediately preceding sentence of this Paragraph 2 shall be reduced prospectively for the Royalty Term to a percentage equal to the sum of (x) four and one-tenth percent (4.10%), plus (y) any percentage amount (expressed in a percentage on all Royalty Revenue) Smallwood is obligated to pay Richard M. Lavers, which percentage amount shall at no time exceed fifteen-hundredths percent (0.15%) for an aggregate reduced Royalty of no more than four and twenty-five hundredths percent (4.25%) on all Royalty Revenue. Until Smallwood receives from ACL an aggregate of $585,000 from ACL's Available Funds, pursuant to clauses (a) and (c) of Paragraph 3, below, or from any other source in ACL's sole and absolute discretion, the Royalty due Smallwood pursuant to the first sentence of this Paragraph 2 shall remain at five percent (5.0%) for the Royalty Term on all Royalty Revenue received by ACL for the Royalty Term.

            (b) ACL covenants and agrees to use reasonable efforts to make the $585,000 payment due Smallwood pursuant to pursuant to Section 3, below, on or before January 10, 1997.

      3. To the extent that, at the end each calendar quarter, any money remain after all costs and expenses at ACL are paid as determined by the management of ACL in their sole and absolute discretion, including without limitation, employee salaries and the Royalty set forth in Paragraph 2, above (the "Available Funds"), ACL shall at the end of each calendar quarter pay Smallwood an amount (in addition to the Royalty) equal to the sum of the following amounts; (a) $71,250.00, until a total of $285,000 is paid to Smallwood pursuant to this clause (a), plus (b) all increase, if any, due Price and Walsh under the Notes as of to end of such calendar quarters until the Notes are entirely paid in full, plus (c) $75,000.00, until a total if $300,000.00 is paid to Smallwood pursuant to this clause (c) of this Paragraph 3 by January 10, 1997, nine percent (9.0%) per annum interest beginning on January 11, 1997, on any outstanding amount due Smallwood under clause (c) of this Paragraph 3. If, at the end of a calendar quarter, such remaining Available Funds are less than the entire amounts due Smallwood under clauses (a), (b), (c) and (d) of this Paragraph 3, then ACL shall pay Smallwood pro rata portions of the amounts otherwise due under such clauses (a), (b), (c), and (d), which portions when combined equal such remaining Available Funds. Notwithstanding the foregoing, ACL shall not be required to pay Smallwood any amount further under the foregoing clauses (a) and (c) of this Paragraph 3 once all payments made under such clauses equal or exceed $585,000.00. However, the payments under clause (b) shall remain until such time as the Notes are paid in full.


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      4. All amounts (including the Royalty) to be paid by ACL to Smallwood under this Assumption and Agreement shall be payable within ten (10) calendar days after the end of each calendar quarter and shall be reconciled annually to audited records of ACL within (90) days after the end of each calendar year. Smallwood shall have the right to examine the books and records of ACL to determine the accuracy of all payments under this Assumption and Agreement, upon reasonable request and subject to reasonable confidentiality arrangements. The royalties payable under this Assumption and Agreement shall be in addition to any other consulting fees, salaries, other royalties or other amounts that may be paid or payable to Smallwood for services to ACL.

      5. The rights and obligations of ACL under this Assumption and Agreement shall be binding upon and inure to the successors and permitted assigns of ACL. Smallwood agrees that ACL may assign its obligations under this Assumption and Agreement to Logic Laboratories, Inc., a Delaware corporation. Except as provided in the foregoing sentence, this Assumption and Agreement may not be assigned by either Party without the written consent of the other Party.

      6. As used in this Assumption and Agreement, "Royalty Revenue" means gross revenue actually received by ACL, prior to any deductions for any expenses of ACL including without limitation taxes, rents, and employee salaries and bonuses, if any, but after deductions for rebates, warranties, tariffs, and other shipping costs, from the domestic and international sale, licensing, manufacturing and any other sources if income to ACL resulting from the technology evidenced by the patents on Exhibit B attached hereto (the "Patents"). The Parties acknowledge and agree that not Royalty shall be due Smallwood hereunder from any income derived by ACL from technology other than that listed on Exhibit B.

      7. The Royalty due Smallwood hereunder shall terminate on the date which is the expiration date of the last of the Patents listed on Exhibit B (the "Royalty Term"). The amount due Smallwood pursuant to Section 3, above, shall continue until satisfied in full; provided, however, such amounts shall become due and payable in full immediately upon the merger, consolidation, dissolution, or sale of substantially all of the assets of Logic Laboratories, Inc., once this Assumption and Agreement has been assigned to Logic Laboratories, Inc.

      8. This Assumptions and Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, proposals, offers, negotiations and discussions, whether oral and written, between the Parties, including without limitation the Royalty Agreement (which this Assumptions and Agreement amends and restates) and the Memorandum to Timothy F. Sutherland from Smallwood, Price and Walsh, dated December 6, 1995, with respect to the subject matter hereof.

      9. This Assumptions and Agreement cannot be amended, modified to terminated without the written consent of ACL, Smallwood and the holders of the Notes.


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      IN WITNESS WHEREOF, the Parties have caused this Assumptions and Agreement to be executed on the date first above written

American Compact Lighting, L.L.C.             Robert C. Smallwood, individually


By: /s/ Robert C. Smallwood                   By: /s/ Robert C. Smallwood
   -------------------------------               -------------------------------
Name: Robert C. Smallwood                     Date: Jan. 25, 1996
     -----------------------------                 -----------------------------
Title: Mgr
      ----------------------------
Date: Jan. 25, 1996
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